Exhibit 99

DEPARTMENT 56 REPORTS FIRST QUARTER 2005 RESULTS

April 28, 2005 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported financial results for its first quarter ending April 2, 2005.

First Quarter Performance from Continuing Operations

Revenues for the first quarter of 2005 were $20.0 million compared to $20.2 million in 2004. Net loss from continuing operations for the first quarter was $2.6 million or $0.19 per share compared to a net loss of $1.5 million or $0.11 per share in the prior year.

Commenting on first quarter results, Susan Engel, Chairwoman and Chief Executive Officer, said, “We continue to make progress against our growth strategies. We were pleased with the growth of our non-Gift & Specialty orders which were up 10% during the quarter.  We were also pleased with the 4% same-store sales increase of our retail stores.  Having successfully expanded our products into all holidays, we plan to aggressively expand our participation in year-round product categories. This move will benefit our wholesale business, as well as increase the revenue opportunity of both Time to Celebrate and our retail stores.”

Wholesale Segment
Revenues were down 2.5% to $18.3 million from $18.7 million in 2004. The decrease was principally due to a decrease in liquidation shipments.

The gross margin percentage was 44% compared to 51% in 2004. This decrease was primarily due to a higher provision for excess inventory as a result of the lower wholesale orders.

Selling expenses were $3.2 million, or 17% of sales, compared to $3.0 million, or 16% of sales in the prior year. The increase in selling expenses was primarily due to a $0.3 million increase in the provision for doubtful accounts partially offset by a decrease in sales and showrooms expenses.

Retail Segment
Revenues were up 18% to $1.8 million from $1.5 million in the prior year. The increase was due to the opening of a new retail store in June 2004 (which operated during the first quarter of 2005, but not the first quarter of 2004), a same-store sales increase of 4%, and increased Time to Celebrate revenue.

The gross margin percentage was 50% compared to 60% in 2004. The decrease was principally due to higher markdowns and an increase in the provision for excess Time to Celebrate inventory.

Selling expenses were $2.1 million compared to $1.8 million during 2004. The increase was primarily due to the opening of the new retail store in June 2004.

Corporate
Unallocated general and administrative expense was $7.9 million in the first quarter of both 2005 and 2004.

Accounts receivable at the end of the first quarter of 2005 were $21.0 million compared to $15.5 million at the end of the first quarter last year. The increase was due to a $2.0 million increase in sales with spring dating terms (due May 1st), with the balance of the increase coming from slower customer payments.  Management believes it has adequately provided for doubtful accounts.

Inventories increased $5.3 million principally due to the timing of receipt of wholesale inventory from overseas vendors, higher retail segment inventories resulting from the addition of the new retail store and an increase in Time to Celebrate operations.

Discontinued Operations

The Company completed the closing of its Geppeddo subsidiary during the first quarter of 2004 and reclassified its results as discontinued operations for all periods presented.

Wholesale Customer Orders

The Company received wholesale customer orders of $85.3 million in the first quarter of 2005 which were down 15.5% compared to the $101.0 million of orders received in the first quarter of 2004. Orders for the Company’s Village Series products of $39.7 million were down 19% compared to $49.2 million in the prior year, while Giftware orders of $45.6 million were down 12% from $51.8 million.

Commenting on first quarter orders, Ms. Engel said, “Our wholesale business continues to be negatively impacted by the decline in the Gift & Specialty Channel.  We are still seeing cautiousness in the volume and timing of orders from accounts in this channel, as well as attrition in the number of accounts in this channel. Given the volume of the orders to date, we will be aggressively pursuing reorders during the summer and latter part of the year to minimize stock-out situations at these accounts.”

Fiscal 2005 Outlook

The Company estimates fully diluted earnings per share (EPS) for fiscal 2005 will fall within the range of $0.95 to $1.05 from continuing operations. EPS from continuing operations in 2004 was $1.86. Fiscal 2004 net income from continuing operations included the benefit of $3.5 million, or $0.26 per share, from the settlement of litigation net of related expenses. Excluding this settlement and related expenses, net income from continuing operations was $1.60 per share.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 12,500 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows. Time to Celebrate had approximately 1,000 independent sales consultants at the end of 2004.

Investors will have the opportunity to listen to the Company’s April 29th conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the website at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

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Investor Contact

Gregg Peters

Telephone:  (952) 944-5600

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2004 dated March 17, 2005 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

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DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Quarter Ended
	April 2,		April 3,
	2005		2004

NET SALES	$20,040		$20,244
COST OF SALES	11,134	55.6%	9,700	47.9%

Gross Profit	8,906	44.4%	10,544	52.1%

Selling, general and administrative expenses	13,071	65.2%	12,635	62.4%

OPERATING LOSS FROM CONTINUING OPERATIONS	(4,165)	-20.8%	(2,091)	-10.3%

Interest expense	99	0.5%	116	0.6%
Other, net	(155)	-0.8%	82	0.4%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4,109)	-20.5%	(2,289)	-11.3%

INCOME TAX BENEFIT	(1,479)	-7.4%	(824)	-4.1%

LOSS FROM CONTINUING OPERATIONS	(2,630)	-13.1%	(1,465)	-7.2%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.0%	(1,497)	-7.4%

NET LOSS	$(2,630)	-13.1%	$(2,962)	-14.6%

LOSS PER SHARE - BASIC:
LOSS PER SHARE FROM CONTINUING OPERATIONS	$(0.19)		$(0.11)
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.11)
NET LOSS PER SHARE - BASIC	$(0.19)		$(0.22)

LOSS PER SHARE - ASSUMING DILUTION:
LOSS PER SHARE FROM CONTINUING OPERATIONS	$(0.19)		$(0.11)
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.11)
NET LOSS PER SHARE - ASSUMING DILUTION	$(0.19)		$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,641		13,178
ASSUMING DILUTION	13,641		13,178

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$873		$959

DEPARTMENT 56, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	April 2,	January 1,	April 3,
	2005	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,211	$33,756	$2,404
Short-term investments	20,000	11,150	17,477
Accounts receivable, net	21,022	28,488	15,532
Inventories	18,364	15,998	13,052
Other current assets	6,524	7,349	9,246
Total current assets	91,121	96,741	57,711

PROPERTY AND EQUIPMENT, net	15,112	15,933	17,061
GOODWILL, TRADEMARKS AND OTHER, net	51,456	51,491	51,596
OTHER ASSETS	2,691	3,223	3,797
	$160,380	$167,388	$130,165

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,001	$6,858	$5,523
Income tax payable	312	1,547	—
Other current liabilities	3,270	6,872	4,876
Total current liabilities	9,583	15,277	10,399

DEFERRED COMPENSATION OBLIGATION	2,263	2,929	3,382
DEFERRED TAXES	5,571	5,425	4,596
STOCKHOLDERS’ EQUITY	142,963	143,757	111,788
	$160,380	$167,388	$130,165

Reclassifications - Certain reclassifications were made to the April 3, 2004 and January 1, 2005 condensed consolidated balance sheets in order to conform to the presentation of the April 2, 2005 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.
SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)

(In thousands)

	Quarter Ended
	April 2,		April 3,
	2005		2004
WHOLESALE:
Village sales	$10,194	55.8%	$9,733	51.9%
Giftware sales	8,081	44.2%	9,014	48.1%

Net sales	18,275	100.0%	18,747	100.0%
Gross margin	8,032	44.0%	9,643	51.4%
Selling expenses	3,158	17.3%	2,980	15.9%
Income from operations	4,874	26.7%	6,663	35.5%

RETAIL:
Net sales	1,765	100.0%	1,497	100.0%
Gross margin	874	49.5%	901	60.2%
Selling expenses	2,057	116.5%	1,795	119.9%
Loss from operations	(1,183)	-67.0%	(894)	-59.7%

CORPORATE -
Unallocated general and administrative expenses	(7,856)		(7,860)

CONSOLIDATED:
Net sales	20,040		20,244
Operating loss from continuing operations	(4,165)	-20.8%	(2,091)	-10.3%

The Company has two reportable segments - Wholesale and Retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company's chief executive officer (the CEO) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the Corporate category.  Other components of the statement of operations, which are classified below income from operations, are also not allocated by segment.  In addition, the Company generally does not account for or report assets, capital expenditures, or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.